Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 3, 2009 (except for Note 15, as to which the date is September 29, 2009) (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to (1) the basis of financial statement presentation and (2) the change in method of accounting for the noncontrolling interest in a subsidiary to conform to FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements— An Amendment of ARB No. 51, effective January 1, 2009), relating to the financial statements and related financial statement schedule of China Real Estate Information Corporation, appearing in Registration Statement No. 333-162213 on Form F-1 of China Real Estate Information Corporation.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
December 28, 2009